Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2014

Dear Shareholders, Customers, and Employees,

I am pleased to inform you that, as a direct result of the ongoing efforts of the Company’s dedicated team members in implementing our Strategic Plan, your company reported positive results for the first quarter of 2014. Those positive results include net income of approximately $900,000 ($0.26 basic earnings per share), a $5.8 million increase in our loan portfolio, an increase in marginal income, and a $4.5 million increase in our market capitalization.

We continue to create internal efficiencies and enhance customer tools and resources through improved technology and streamlined workflows. Such efforts have yielded positive results in both our customers’ use of technology-based products and our overall core operational cost structure. One example of that success is mobile banking.  Over the past five quarters, the Company has nearly quintupled the number of mobile banking users, reflecting the high demand for this recently-introduced product.  Because of team members’ implementation of other technology advancement throughout operations, your Company was able to once again control costs associated with its core operations.  We believe that effective implementation of technology will remain not only a vital tool for attracting and retaining new customers, but also a significant contributor to controlling our core operational costs going forward.

Another notable item to report is that your Company is spending more time serving and growing its current customer base and acquiring new customers. This is a result of your Company’s improved asset quality metrics, on which the team worked tirelessly over the past several years. While asset quality remains a number one priority, placing even more focus on promoting our Company’s values has yielded positive results through relationship-building. Those efforts, in turn, have generated increased loan balances for the first quarter.

In conjunction with the team’s efforts on increasing marginal income through quality loan growth and identifying technology to control costs, we expect the company’s efficiency measurements to show improvement in the future.

Most importantly, we continue to believe that a solid, established, and financially strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your Company. That belief, and the desire to serve our neighbors, has led your Company and its team members to provide quality, honest financial guidance, serve on local boards, and make financial contributions that promote health, education, and economic development. I believe our strong corporate values of respect for our shareholders, customers, colleagues, and communities are the foundation for the continued success of your Company.

Thank you for your support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2014	Three months ended March 31, 2013
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 4,858	$ 4,834
Interest expense	670	816
Net interest income	4,188	4,018
Provision for loan losses	-	-
Net interest income after provision for loan losses	4,188	4,018
Non-interest income	815	1,125
Non-interest expenses	3,946	3,766
Income before income taxes	1,057	1,377
Provision for income taxes	156	279
Net income	$ 901	$ 1,098

Average common shares outstanding	3,436,519	3,446,717

PER COMMON SHARE
Net income	$ 0.26	$ 0.32
Book value	$18.73	$18.66
Tangible book value	$16.21	$16.13
Closing price	$15.67	$12.24

FINANCIAL RATIOS
Return on average assets	0.65%	0.78%
Return on average equity	5.66%	6.83%
Net interest margin	3.49%	3.24%
Efficiency ratio	75.14%	70.05%
Loans to deposits	65.43%	64.09%
Allowance for loan losses to loans	1.31%	1.97%

PERIOD END BALANCES
	As of March 31, 2014	As of December 31, 2013
Assets	$554,887	$556,235
Loans	$301,140	$295,313
Deposits	$461,079	$468,000
Shareholders' equity	$ 64,473	$ 63,008

Common shares outstanding	3,431,364	3,442,051

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211